                   CLOSED-END MUTUAL FUNDS SERVICE AGREEMENT

                                      FOR

                            TRANSFER AGENCY SERVICES






                           NUVEEN FLOATING RATE FUND

                               November 2, 1999

        CLOSED-END MUTUAL FUNDS SERVICE AGREEMENT



                       Table of Contents
                       -----------------

Section                                                     Page
-------                                                     ----

1.     Appointment.........................................   1

2.     Representations and Warranties......................   1

3.     Delivery of Documents...............................   2

4.     Services Provided...................................   3

5.     Fees and Expenses...................................   4

6.     Limitation of Liability and Indemnification.........   5

7.     Term................................................   7

8.     Notices.............................................   7

9.     Waiver..............................................   8

10.    Force Majeure.......................................   8

11.    Additional Funds....................................   8

12.    Amendments..........................................   8

13.    Assignment..........................................   8

14.    Severability........................................   9

15.    Governing Law.......................................   9

16.    Use of Chase Name...................................   9

17.    Confidentiality.....................................   9

18.    Massachusetts Business Trust........................   9

Signatures.................................................  10

                   CLOSED-END MUTUAL FUNDS SERVICE AGREEMENT

                         -----------------------------


                                                                Number of Pages
                                                                ---------------
Schedule A    -   Fees and Expenses                                    2

Schedule B    -   List of Nuveen Funds and Jurisdictions under
                  which Funds are Organized                            1

Schedule C    -   Transfer Agency Services Description                 3

EXHIBIT           Dividend Reinvestment Plan

                   CLOSED-END MUTUAL FUNDS SERVICE AGREEMENT
                         (for Transfer Agency Services)

          THIS AGREEMENT made as of October 29, 1999 by and between the NUVEEN FLOATING RATE FUND (and each other Nuveen fund that, from time to time, in accordance with Section 11 of this Agreement, may be listed on Schedule B attached hereto (the Nuveen Floating Rate Fund and each other fund individually hereinafter referred to as the "Fund") and organized under the jurisdictions set forth on Schedule B, and THE CHASE MANHATTAN BANK ("Chase"), a New York banking corporation.

                              W I T N E S S E T H:

          WHEREAS, Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, Fund wishes to contract with Chase to provide certain services with respect to Fund;

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. Appointment. Fund hereby appoints Chase to provide services for Fund, as described hereinafter, subject to the supervision of the Board of Directors or Trustees of Fund (the "Board"), for the period and on the terms set forth in this Agreement. Chase accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of and Schedule A to this Agreement.

     2.   Representations and Warranties.

          (a)  Chase represents and warrants to Fund that:

               (i) Chase is a corporation, duly organized and existing as a banking corporation under the laws of the State of New York;

               (ii) Chase is duly qualified to carry on its business in the State of New York;

               (iii) Chase is empowered under applicable laws and by its charter and by-laws to enter into and perform the services described in this Agreement;

               (iv) all requisite corporate action has been taken to authorize Chase to enter into and perform this Agreement;

               (v) Chase has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

               (vi) no legal or administrative proceedings have been instituted or threatened against Chase which would impair Chase's ability to perform its duties and obligations under this Agreement; and

               (vii) Chase's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Chase or any law or regulation applicable to Chase;

          (b)  Fund represents and warrants to Chase that:

               (i) Fund is a duly organized and existing and in good standing under the laws of the jurisdiction set forth after its name on Schedule B attached hereto;

               (ii) Fund is empowered under applicable laws and by its charter document and by-laws to enter into and perform this Agreement;

               (iii) all requisite proceedings have been taken to authorize Fund to enter into and perform this Agreement;

               (iv) Fund is an investment company properly registered under the 1940 Act;

               (v) a registration statement under the Securities Act of 1933, as amended ("1933 Act") and the 1940 Act on Form N-2 has been filed and will be effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

               (vi) no legal or administrative proceedings have been instituted or threatened which would impair Fund's ability to perform its duties and obligations under this Agreement;

               (vii) Fund's registration statement complies in all material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and none of Fund's prospectuses and/or statements of additional information contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; and

               (viii) Fund's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Fund or any law or regulation applicable to it.

     3. Delivery of Documents. Fund will promptly furnish to Chase such copies, properly certified or authenticated, of contracts, documents and other related information that

Chase may request or require to properly discharge its duties. Such documents may include but are not limited to the following:


               (i) Resolutions of the Board authorizing the appointment of Chase to provide certain services to Fund and approving this Agreement;

               (ii)  Fund's charter document;

               (iii)  Fund's by-laws;

               (iv) Fund's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC");

               (v) Fund's registration statement including exhibits, as amended, on Form N-2 (the "Registration Statement") under the 1933 Act and the 1940 Act, as filed with the SEC;

               (vi) Copies of the Investment Advisory Agreement between Fund and its investment adviser (the "Advisory Agreement");

               (vii)  Opinions of counsel and auditors' reports;

               (viii) Fund's prospectus(es) and statement(s) of additional information relating to all funds, series, portfolios and classes, as applicable, and all amendments and supplements thereto (such Prospectus(es) and Statement(s) of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the "Prospectuses"); and

               (ix) Such other agreements as Fund may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

     4.   Services Provided.

          (a)  Chase will provide the following services:

               (i) Transfer Agency (A description of this service is contained in Schedule C to this Agreement.)

          (b)  Chase will also:

               (i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Chase or a corporate affiliate of Chase);

               (ii) provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;

               (iii) furnish equipment and other materials, which are necessary or desirable for provision of the services contemplated herein; and

               (iv) keep records relating to the services provided hereunder in such form and manner as Chase may deem appropriate or advisable. To the extent required by Section 31 of the 1940 Act and the rules thereunder, Chase agrees that all such records prepared or maintained by Chase relating to the services provided hereunder will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at Fund's expense, and copies of such records shall be made available in accordance with such Section and rules.

     5.   Fees and Expenses.

          (a) As compensation for the services rendered to Fund pursuant to this Agreement Fund shall pay Chase monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

          (b) For the purpose of determining fees calculated as a function of Fund's assets, the value of Fund's assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board.

          (c) Fund may request additional services, additional processing, or special reports, with such specifications, requirements and documentation as may be reasonably required by Chase. If Chase elects to provide such services or arrange for their provision, it shall be entitled to additional fees and expenses as the parties may mutually agree.

          (d) Chase will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. Fund agrees to promptly reimburse Chase for any services, equipment or supplies and the like ordered by or for Fund through Chase and for any other expenses that Chase may incur on Fund's behalf at Fund's request or as consented to by Fund. Expenses that may be incurred by Chase and that are to be borne by Fund, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers, directors, or trustees who are not officers, directors, shareholders or employees of Chase, or Fund's distributor; postage, printing and mailing costs for all statements, reports and communications; costs of share certificates; advisory fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; clearing and processing charges of clearing corporations; expenses of printing and production costs of shareholders' reports and proxy statements and materials; expenses of proxy solicitation and annual meetings; costs and expenses of Fund stationery and forms; customer service and other telephone expenses; costs and expenses of telephone and data lines and devices which are specially requested by Fund; costs associated with corporate or trust, shareholder, and Board meetings; trade association dues and expenses; reprocessing costs to Chase caused by third party errors; all expenses for microfilm, fiche, imaging and other data and record storage costs; and any extraordinary expenses and other customary Fund expenses.

          (e) All fees, out-of-pocket expenses, or additional charges of Chase shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

          (f) Chase will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Charges remaining unpaid after thirty (30) days from the date of the statement shall bear interest, from the date of the statement to the date of repayment to Chase by Fund, at Chase's Prime Rate (as announced by Chase from time to time) plus two percent per year, and all costs and expenses of effecting collection of any such sums, including reasonable attorney's fees, shall be paid by Fund to Chase.

          (g) In the event that Fund is more than sixty (60) days delinquent in payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by Fund), this Agreement may be terminated upon thirty (30) days' written notice to Fund by Chase. Fund must notify Chase in writing of any disputed amounts within thirty (30) days of its receipt of the billing for such amounts. Amounts disputed in good faith are not due and payable while they are being investigated.

          6.   Limitation of Liability and Indemnification.

               (a) Chase shall use reasonable care in performing its duties under this Agreement. Chase shall not be in violation of this Agreement with respect to any matter as to which it has satisfied its duty of reasonable care.

               (b) Chase shall indemnify Fund for its direct damages, excluding attorneys fees and costs, to the extent they result from Chase's negligence or willful misconduct in performing its duties as set out in this Agreement. Nevertheless, under no circumstances shall Chase be liable for any indirect, consequential or special damages (including, without limitation, lost profits) of any form, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

               (c) Without limiting subsections (a) and (b) above, Chase shall not be responsible for, and Fund shall indemnify and hold Chase harmless from and against, any and all losses, damages, costs, reasonable attorneys' fees and expenses, payments, expenses and liabilities incurred by Chase, any of its agents, or Fund's agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

                    (i) any and all actions of Chase or its officers or agents required to be taken pursuant to this Agreement;

               (ii) the reasonable reliance on or use by Chase or its officers or agents of information, records, or documents which are received by Chase or its officers or agents and furnished to it or them by or on behalf of Fund, and which have been prepared or maintained by Fund or any third party on behalf of Fund;

               (iii) Fund's refusal or failure to comply with the terms of this Agreement or Fund's lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

               (iv) the breach of any representation or warranty of Fund hereunder;

               (v) the taping or other form of recording of telephone conversations or other forms of electronic communications with investors and shareholders, or reliance by Chase on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

               (vi) the reliance by Chase, its officers or agents on any share certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of Fund;

               (vii) any delays, inaccuracies, errors in or omissions from information or data provided to Chase by data, corporate action pricing services or securities brokers and dealers;

               (viii) the offer or sale of shares by Fund in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by Fund or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of Fund prior to the effective date of this Agreement;

               (ix) any failure of Fund's registration statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Fund's prospectuses;

               (x) the actions taken by Fund, its investment adviser, and its distributor in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and

               (xi) all actions, inactions, omissions, or errors caused by third parties to whom Chase or Fund have assigned any rights and/or delegated any duties under this Agreement at the request of or as required by Fund, its investment advisers, distributor, administrator or sponsor.

          Notwithstanding subsection (a) above, it is expressly understood and agreed that Chase has no duty or obligation of reasonable care with respect to any of the activities described in clauses (iii), (iv), (vii), (viii), (ix), (x) or (xi) of this subsection (c).

          (d) Chase is authorized to act under this Agreement (or to refrain from taking action) in accordance with the instructions received by Chase from Fund and its officers, employees, investors, shareholders, agents and service providers which Chase reasonably believes to be genuine, valid and authorized ("Authorized Persons"), via telephone, facsimile transmission, or other teleprocess or electronic instruction system acceptable to Chase ("Instructions"). Chase will have no responsibility for the authenticity or propriety of any Instructions that Chase believes in good faith to have been given by Authorized Persons or which are transmitted with proper testing or authentication pursuant to terms and conditions that Chase may specify. Fund authorizes Chase to accept and act upon any Instructions received by it from Authorized Persons without inquiry. Fund will indemnify Chase against, and hold it harmless from, any losses, damages, costs, reasonable attorneys' fees and expenses, payments, expenses and liabilities incurred by Chase or any of its agents that may be imposed on, incurred by, or asserted against Chase or its agents as a result of any action or omission taken in accordance with any Instructions or other directions upon which Chase is authorized to rely under the terms of this Agreement.

     7.   Term.

          (a) This Agreement shall become effective on the date first hereinabove written. The Agreement may be modified or amended from time to time by mutual agreement between the parties hereto. This Agreement shall continue in effect until terminated by either party on prior written notice to the other party as hereinafter provided. The terminating party in such notice to the other party shall specify the date of termination, which shall be at least 90 days after the date of the notice. Upon termination of this Agreement, Fund shall pay to Chase such compensation and any reasonable out-of-pocket or other reimbursable expenses which may become due or payable under the terms of this Agreement as of the date of termination or after the date that the provision of services ceases, whichever is later. If Fund terminates this Agreement for any reason during its first year, Fund shall reimburse Chase, in accordance with Schedule A, for any start-up costs incurred by Chase that are not otherwise payable by Fund under Section 5 of this Agreement.

          (b) Sections 5 and 6 hereof shall survive the termination of this Agreement with respect to any obligations of the parties under this Agreement.

     8. Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

                        If to Fund:

                             John Nuveen & Co., Incorporated
                             333 West Wacker Drive
                             Chicago, IL 60606
                             Attention:  Fund Controller
                             Fax:  (312) 917-8049

                        If to Chase:

                             The Chase Manhattan Bank
                             4 New York Plaza
                             Nuveen Customer Service, 3rd floor
                             New York, New York 10004-2413
                             Attention:  Nuveen Relationship Manager

     9. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

     10. Force Majeure. Chase shall have no liability for any damage, loss, expense or liability of any nature that Fund may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (except to the extent attributable to the acts of Chase employees or agents), malfunction of equipment or software (except to the extent such malfunction is primarily attributable to Chase's negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of Chase. Chase shall use reasonable efforts to minimize the likelihood of any damage, loss of data, delays and errors resulting from uncontrollable events, and should such damage, loss of data, delays or errors occur, Chase shall use its reasonable efforts to mitigate the effects of such occurrence.

     11. Additional Funds. In the event that John Nuveen & Company Incorporated sponsors additional closed-end management companies with respect to which it desires Chase to provide services under the terms of this Agreement, it shall so notify Chase in writing, and if Chase agrees in writing to provide such services, such Fund or Funds shall be subject to the terms of this Agreement and Schedules A, B and C shall be modified accordingly.

     12. Amendments. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

     13. Assignment. Except as hereunder provided, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party, which consent shall not be unreasonably withheld. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Chase may, with notice to Fund but without its prior consent, assign this Agreement or its rights or obligations hereunder to any subsidiary or affiliate of Chase.

     14. Severability. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

     15. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK.

     16. USE OF CHASE NAME. Fund shall not use Chase's name in any offering material, Shareholder report, advertisement or other material relating to Fund, other than for the purpose of merely identifying and describing the functions of Chase hereunder, in a manner not approved by Chase in writing prior to such use; provided, however, that Chase shall consent to all uses of its name required by the Securities and Exchange Commission, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case will such approval be unreasonably withheld.

     17. CONFIDENTIALITY. The information contained in the attached Schedule A entitled Transfer Agency Fees and Expenses (the "Fee Schedule") is confidential and proprietary in nature. By receiving this Agreement, Fund agrees that none of its trustees, officers, employees, or agents, without the prior written consent of Chase, will divulge, furnish or make accessible to any third party, except as required by law or any regulatory authority or as permitted by the next sentence, any part of the Fee Schedule or information in connection therewith which has been or may be made available to it. Fund agrees that it will limit access to the Fee Schedule and such information to only those officers or employees with responsibilities for analyzing the Agreement, to its counsel, to such independent consultants hired expressly for the purpose of assisting in such analysis, and to governmental agencies. In addition, Fund agrees that any person to whom such information is properly disclosed shall be informed of the confidential nature of the Fee Schedule and the information relating thereto, and shall be directed to treat the same appropriately. The terms set forth in this Section 17 shall continue for two years after termination.

     18. MASSACHUSETTS BUSINESS TRUST. The Fund's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. This Agreement is executed on behalf of Fund by Fund's officers as officers and not individually and the obligations imposed upon Fund by this Agreement are not binding upon any of Fund's Trustees, officers or shareholders individually but are binding only upon the assets and property of Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

   [remainder of page intentionally left blank. Next page is signature page]

                                       NUVEEN FLOATING RATE FUND

                                       By: /s/ Alan G. Berkshire
                                           --------------------------
                                       Name:   Alan G. Berkshire
                                             ------------------------
                                       Title:  Vice President
                                              -----------------------

                                       THE CHASE MANHATTAN BANK

                                       By: /s/ E.J. VanValen
                                           --------------------------
                                       Name:   E.J. VanValen
                                             ------------------------
                                       Title:  CEO & President
                                              -----------------------